Exhibit 99.1

For release September 12, 2006

Planar Systems Completes Acquisition of Clarity Visual Systems

BEAVERTON, Ore. – September 12, 2006 – Planar Systems, Inc. (NASDAQ:PLNR), a worldwide leader in specialty display solutions, today completed its previously announced acquisition of Clarity Visual Systems, Inc., a leading global provider of command and control digital displays and digital signage hardware and software systems.

Planar acquired all the outstanding stock of privately owned Clarity for $21.9 million in cash and approximately 1.8 million shares of Planar common stock. Planar also assumed all options to purchase Clarity stock outstanding at the effective time, which now represent options to purchase approximately 0.9 million shares of Planar common stock. As a part of the transaction, Planar will be assuming approximately $9.5 million of Clarity’s outstanding debt net of cash.

ABOUT PLANAR

Planar Systems, Inc. (NASDAQ: PLNR) is a leading provider of valued-added display hardware and software for a variety of specialty display markets worldwide. Hospitals, shopping centers, banks, governmental agencies, and other discriminating consumers depend on Planar to provide unique display-based solutions to exacting requirements leveraging its operational excellence, technical innovation, and go-to-market capabilities. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners, and customers worldwide. For more information, visit www.planar.com.

MEDIA CONTACTS: Pippa Edelen Planar Systems, Inc. 503.748.6983 Pippa_Edelen@Planar.com or Chase Perrin GolinHarris 213.438.8788 cperrin@golinharris.com	INVESTOR CONTACTS: Ryan Gray Planar Systems, Inc. 503.748.1100 Ryan_Gray@Planar.com